Exhibit 5.2 Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

July 13, 2007

NCO Group, Inc.

507 Prudential Road

Horsham, Pennsylvania 19044

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Georgia counsel to Asset Care, Inc., a Georgia corporation (“GaSub 1”), and NCO ACI Holdings, Inc., a Georgia corporation (“GaSub 2”; and together with GaSub 1, the “Georgia Subsidiaries”, collectively, and a “Georgia Subsidiary” individually), in connection with the Indentures dated November 15, 2006, as amended, supplemented or otherwise modified prior to the date hereof, as executed and delivered by, among others, the Georgia Subsidiaries, NCO (defined below) and The Bank of New York, as trustee (collectively, the “Indentures”) relating to, and the Guarantees to be issued upon completion of the exchange referred to in the Registration Statement (as defined below) and the Indentures (collectively, the “Guarantees”) of, the (x) $165,000,000 in aggregate principal amount of Floating Rate Senior Notes due 2013 and (y) $200,000,000 in aggregate principal amount of 11.875% Senior Subordinated Notes due 2014 (collectively, the “Exchange Notes”), to be issued by NCO Group, Inc., a Delaware corporation (“NCO”), as the same have been registered by the filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

A.	SCOPE OF REVIEW AND RELIANCE

For purposes of this opinion letter, we have reviewed such documents and made such other investigation as we have deemed appropriate. As to certain matters of fact material to the opinions expressed, we have relied on and assumed the continued accuracy of the representations and statements of fact made in the Registration Statement, the Indentures and the Guarantees (the Guarantees to be issued upon completion of the exchange referred to in the Registration Statement and the Indenture, together with the Indentures, being collectively referred to as the “Georgia Documents”) and certificates of public officials and officers’ certificates provided by GaSub 1 and GaSub 2 to us in connection with these transactions. We have not independently established the facts so relied on. We express no opinions regarding any party to any of the Georgia Documents other than GaSub 1 and GaSub 2 or any matters relating to such other parties or their roles in the transactions contemplated by the Registration Statement or the Georgia Documents, and we understand that you will be relying on opinions of other counsel satisfactory to you with respect to such matters.

B.	ASSUMPTIONS

We have assumed the legal capacity of all signatories, the genuineness of all signatures, the conformity to original documents and the completeness of all documents submitted to us as copies or received by us by facsimile transmission, and the authenticity and completeness of the originals of those documents and of all documents submitted to us as originals. We have also assumed that the transactions contemplated by the Registration Statement and the Indentures have been consummated in accordance with their terms.

We also have assumed, with your permission and without independent investigation or inquiry, the following:

(1) Each of the Georgia Documents is enforceable against each of the respective parties thereto.

(2) Each natural person acting on behalf of any party to the transaction contemplated by the Georgia Documents has sufficient legal competency to carry out such person’s role in such transaction;

(3) Each party will act in accordance with the terms and conditions of the Georgia Documents;

(4) There has been no mutual mistake of fact or fraud, undue influence or duress in connection with the Georgia Documents or the transactions contemplated thereby; and

(5) All documents presented to us as certified, photostatic, electronic or facsimile copies conform to the original documents.

C.	OPINIONS

Based on the foregoing and subject to the limitations and qualifications below, we are of the opinion that:

1.	Based solely on Certificates of Existence issued by the Secretary of State of Georgia on July 13, 2007, in respect of each of GaSub 1 and GaSub 2, each of GaSub 1 and GaSub 2 is a corporation validly existing under the laws of the State of Georgia.

2.	Each of GaSub 1 and GaSub 2:

(a)	has the corporate power to execute and deliver or issue, as the case may be, each of the Georgia Documents and to perform its respective obligations under each of such Georgia Documents; and

(b)	has taken all corporate action necessary to authorize the execution and delivery or issuance, as the case may be, of each of the Georgia Documents and the performance of its respective obligations under each of such Georgia Documents; and

(c)	has duly executed and delivered each of the Indentures.

3.	The execution and delivery by GaSub 1 of each of the Georgia Documents do not, and the performance by GaSub 1 of its obligations under each of such Georgia Documents if it were now to perform them, would not, result in any violation of the articles of incorporation or by-laws of GaSub 1.

4.	The execution and delivery by GaSub 1 of each of the Georgia Documents do not, and the performance by GaSub 1 of its obligations under each of such Georgia Documents if it were now to perform them would not, result in any violation of any present state law of the State of Georgia known to us to be applicable to GaSub 1.

5.	The execution and delivery by GaSub 2 of each of the Georgia Documents do not, and the performance by GaSub 2 of its obligations under each of such Georgia Documents if it were now to perform them, would not, result in any violation of the articles of incorporation or by-laws of GaSub 2.

6.	The execution and delivery by GaSub 2 of each of the Georgia Documents do not, and the performance by GaSub 2 of its obligations under each of such Georgia Documents if it were now to perform them would not, result in any violation of any present state law of the State of Georgia known to us to be applicable to GaSub 2.

D.	LIMITATIONS AND QUALIFICATIONS

1.	Our opinions are limited to the state laws of the State of Georgia.

2.	In addition:

(a)	Our opinions do not address local or municipal laws, rules, or regulations or any law, rule, or regulation relating to (i) usury or similar laws, or the maximum amounts that may be charged or taken as interest or payments for the use of money, (ii) zoning, land use, building, or construction, (iii) labor, employee rights and benefits, or occupational safety and health, (iv) utility regulation, (v) securities, investment companies, or investment advisers, (vi) antitrust, (vii) tax (other than where specifically addressed in this opinion), (viii) patents, trademarks, copyrights, or intellectual property, (ix) the Foreign Assistance Act of 1961, as amended, (x) the Exon-Florio amendment to the Defense Production Act of 1952, as amended, (xi) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, or (xii) the prohibition of transactions involving, or payments to, a person on the basis of that person’s identity, nationality, or jurisdiction.

(b)	Our opinions do not address (i) the effect on our opinions of laws not addressed by our opinions or (ii) the enforcement or enforceability of any provision of any of the Georgia Documents under the laws of the United States or the laws of any state.

We disclaim any duty to update this letter in the future in the event there are any changes of relevant fact or law that may change or otherwise affect any of the opinions expressed herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder. We understand and agree that Blank Rome LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Sincerely yours,

KILPATRICK STOCKTON LLP

By:	/s/ Gregory K. Cinnamon
Gregory K. Cinnamon, a partner